Exhibit 2.6
                            STOCK PURCHASE AGREEMENT


                  THIS AGREEMENT is made and entered effective this 1st day of January , 1997, by and between BNC National Bank, which maintains a principal banking house at 322 East Main Street, Bismarck, ND 58501 (hereinafter referred to as "BNC"); and the shareholders of J.D. Meier Insurance Agency, Inc. (hereinafter referred to as "AGENCY"), which maintains an agency headquarters in Linton, North Dakota, with the shareholders consisting of GREGORY K. CLEVELAND, TRACY SCOTT, DAVID ERICKSON and TRI-COUNTY INSURANCE & LEASING, INC. (hereinafter collectively referred to as "SHAREHOLDERS", unless otherwise individually identified).
                  WHEREAS, SHAREHOLDERS desire to sell and BNC desires to acquire all of the outstanding shares of the AGENCY;
                  WHEREAS, the parties desire to enter into this Agreement for the purpose of effectuating the sale and exchange of such shares.
                  NOW, THEREFORE, in consideration of the mutual covenants and conditions as set forth herein, it is agreed as follows:

         1.0 The SHAREHOLDERS will sell to BNC the issued and outstanding capital stock of the AGENCY held by the individual SHAREHOLDERS as indicated below, with the transfer being free of all liens and encumbrances and representing all of the AGENCY's issued and outstanding capital stock owned, held or controlled by said individual SHAREHOLDERS, with BNC to purchase the shares subject to the provisions of this Agreement as follows:

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                  GREGORY K. CLEVELAND
                  Stock Certificate No(s): 1
                  Total Shares:  1,000

                  TRACY SCOTT
                  Stock Certificate No(s): 2
                  Total Shares:  1,000

                  DAVID ERICKSON
                  Stock Certificate No(s): 5
                  Total Shares:  1,000

                  TRI-COUNTY INSURANCE & LEASING, INC.
                  Stock Certificate No(s): 6
                  Total Shares:  1,000

         2.0 The purchase price shall be Eight Dollars and Fifty-Seven Cents ($8.57) per share, for a total purchase price for all outstanding capital stock of the AGENCY being in the amount of Thirty-Four Thousand Two Hundred Seventy-Eight Dollars and Thirty Cents ($34,278.30).

         3.0 The entire purchase price shall be paid to the individual shareholders based upon the number of shares being transferred by each of the individuals.

         4.0 To induce BNC to purchase their stocks, SHAREHOLDERS jointly and severally represent and warrant the following:

                  4.1 The AGENCY is a business corporation organized in accordance with the laws of the State of North Dakota and is authorized to engage in the business of a general insurance agency.

                  4.2 The AGENCY is in good standing, with all taxes currently due, including income, employee, franchise or other taxes, having been paid and with no pending actions or proceedings to limit or impair the AGENCY's power to engage in business or otherwise to carry out the general affairs of a corporation within the State of North Dakota.

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                  4.3      SHAREHOLDER's shares constitute all of the issued and
                           outstanding shares of the AGENCY's stock, with all shares having been properly issued and are fully paid and nonassessable.

                  4.4 SHAREHOLDER's shares are free of any liens, encumbrances or agreements of any kind, including stockholder's agreements, voting trusts, buy-sell agreements or other limitations or restrictions.

                  4.5 The AGENCY has previously caused to be provided to BNC a list of all corporate assets to be disclosed and the AGENCY is the sole owner of all of such assets, none of which are subject to any liens or encumbrances.

                  4.6 The AGENCY has previously caused to be provided to BNC a list of description of any and all debts or liabilities as may have then existed or as are anticipated through the effective date of this Agreement, including the name and address of any such creditors, the amount owed to each and the general terms and conditions of such obligations.

                  4.7 The AGENCY has previously caused to be provided to BNC the most recent financial statement for the AGENCY and there will be no changes in the AGENCY's financial condition as previously disclosed to BNC between the date of said documentation and the closing of this transaction, except for those changes that would otherwise normally occur in the regular course of the AGENCY's business.

                  4.8 There are no actions at law or equity or administrative proceedings pending against the AGENCY or in which the AGENCY is a plaintiff, defendant, petitioner or respondent and the AGENCY will not commence an action at law or equity or in an administrative proceeding in which it would be a plaintiff or petitioner and there have been no demands, communications or advice that any actions at law or equity or administrative proceedings that will be or may be brought in which it would otherwise be anticipated that the AGENCY will be named as a defendant or otherwise join or be joined as a party.

                  4.9 The Board of Directors of the AGENCY have not declared any dividends and there are no dividends unpaid that were declared in an earlier period nor will there be any such declarations of dividends before the closing of this transaction.

                  4.10 From the effective date of this Agreement to the closing, the AGENCY will not increase any employee's salary or hire any new employees without first obtaining the written consent of BNC.

                  4.11 None of the individual SHAREHOLDERS have any contract of employment with the AGENCY other than has been expressly disclosed to BNC nor do any of the individual SHAREHOLDERS have any contract, agreement, understanding or otherwise with the AGENCY as to any compensation due or to be paid as a result of any dealings with the AGENCY other than compensation in the ordinary course of business, including director's fees.

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                  4.12     TRI-COUNTY  INSURANCE AND LEASING,  INC. is a validly
                           formed and existing North Dakota corporation and the undersigned individual is duly authorized by the corporation to enter into this agreement and transfer all shares of stock as set forth herein.

         5.0 BNC represents and warrants that BNC has inspected the AGENCY's premises, inventory, furnishings, fixtures, equipment or other physical assets, further representing and warranting that BNC has examined the AGENCY's books of account and other business records and is satisfied that they properly reflect the AGENCY's past and present earnings and financial condition.

         6.0 The representations and warranties set forth herein shall survive the closing.

         7.0      At   the   closing,   SHAREHOLDERS   shall  deliver to BNC the
                  following:

                  7.1      Stock Certificates; and

                  7.2 Certificates representing all of the outstanding shares of the AGENCY's capital stock, endorsed for transfer in blank.

                  7.3 The AGENCY's corporate books of account and business records, minute book, stock transfer book, blank stock certificates and seal.

                  7.4 Any resignation as an officer or director of the corporation as BNC shall demand.

         8.0 The closing shall take place at the banking house of BNC located in Bismarck, North Dakota on March 15, 1997 at 4:00 p.m., or such other time or place prior to such date as the parties may otherwise agree.

         9.0 This Agreement is binding upon and shall inure to the benefit of the various parties' heirs, executors, administrators, representatives, successors and assigns.

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        10.0      This Agreement  represents the full and complete  agreement of the parties, may not be modified or amended except in a writing signed by all parties, with this Agreement to be construed in accordance with the laws of the State of North Dakota.
                                              BNC NATIONAL BANK


Dated:  February 26       , 1997.         By:   /s/ Gregory K. Cleveland
       -------------------                   -----------------------------------

                                          Its:        Secretary


                                          SHAREHOLDERS:

Dated:  February 26      , 1997.           /s/ Gregory K. Cleveland
      -------------------                ---------------------------------------
                                         GREGORY K. CLEVELAND


Dated:  February 26      , 1997.          /s/ Tracy Scott
      -------------------                ---------------------------------------
                                         TRACY SCOTT


Dated:  February 22      , 1997.          /s/ David Erickson
      -------------------                ---------------------------------------
                                         DAVID ERICKSON


Dated:  February 25      , 1997.         TRI-COUNTY INSURANCE & LEASING, INC.
      -------------------

                                         By:      /s/ Duane Huber
                                             -----------------------------------
                                         Its:     Director
                                             -----------------------------------

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